Arizona Project Provides Substantial Silver Upside for Magellan Shareholders

FOR IMMEDIATE RELEASE

                      June 21, 2017

Reno, Nevada – Magellan Gold Corporation (OTCQB:  MAGE) (“Magellan” or “the Company”), a U.S. based mining and exploration enterprise focused on silver and gold, today  explained the exciting upside potential of its 100% owned flagship Silver District Project located in southwest Arizona.

“Historical shallow drilling at the project outlined a resource of 16 million ounces of silver”, said Dr. Pierce Carson, CEO, “but I want to emphasize that this resource reflects only the near-surface upper portions of a large mineralized vein system that extends along strike for eight miles and remains largely untested at depth. We believe the mineralized system offers promising potential for several times the known 16 million ounce silver resource. Our initial target objective of a drilling program to test depth and strike extensions will be 60 million ounces of silver.

“Following expansion of the resource, we plan to advance the project toward development and production. In light of the very positive outlook for silver demand and higher silver prices, we believe the Silver District Project will deliver substantial value for Magellan shareholders and will play an important role in Magellan’s plans for future growth.”

The Silver District Project encompasses three major epithermal vein structures having a collective strike length of eight miles. Historical drilling of 465 holes (62,866 ft.) delineated silver and fluorspar deposits available for open pit mining, including 16.0 million ounces of silver (3,560,211 tons grading 4.46 oz/ton silver) and 328,450 tons of fluorspar (2,263,772 tons grading 14.5% CaF2). The mineralized system also includes substantial tonnages grading 17.0% barite (BaS04). Test work has shown that fluorite and barite potentially would be recoverable as by-products of any silver mining operation.

Excellent potential exists to increase silver ounces through deeper drilling, as historical drilling was limited to only 130 ft. vertical depth. Subject to funding, Magellan plans to conduct an extensive drilling program to test strike and depth extensions of the known vein deposits. The initial target potential will be 60 million ounces silver (1 million ounces gold equivalent). Following better definition of the total size of the resource, the Company intends to update previous metallurgical and engineering studies with the objective of advancing the Silver District Project toward development and production.

Magellan’s district-scale property position covers the heart of the historic Silver District and includes all of the important historical producers, most of the old mines and prospects and all of the known exploration targets. The property consists of 87 unpatented lode mining claims, 23 unpatented mill site claims, 6 patented lode mining claims and an Arizona State Minerals Exploration Permit, totaling over 2,000 acres. Historic recorded production during 1883-1893 from underground mines was 1.56 million ounces of silver and 2.33 million pounds of lead.

About Magellan Gold Corporation

Magellan Gold Corporation (OTCQB: MAGE) is a US public enterprise focused on the exploration and development of precious metals.  The Company has obtained an option to acquire the SDA flotation plant in the State of Nayarit, Mexico, and controls two precious metals exploration properties located in Arizona and in Peru.

The 100% owned Silver District Property in southwest Arizona comprises over 2,000 acres covering the heart of the historic Silver District.  The property contains a near-surface historical drilled resource of 16 million ounces of silver and exhibits exploration promise for significant expansion.  The Niñobamba Silver-Gold Property in central Peru, on which the Company has the right to earn a 50% interest, covers 9,027 acres and demonstrates potential for a large, bulk tonnage, silver-gold deposit.

To learn more about Magellan Gold Corporation, visit www.magellangoldcorp.com.

Cautionary Statement

The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can legally extract or produce. Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves. Currently we have not delineated “reserves” on any of our properties. We cannot be certain that any deposits at our properties will ever be confirmed or converted into SEC Industry Guide 7 compliant "reserves." Investors are cautioned not to assume that all or any part of any “resource” estimates will ever be confirmed or converted into reserves or that they can be economically or legally extracted.

Forward Looking Statements

This release contains “forward-looking statements.”  Such statements are based on good faith assumptions that Magellan Gold Corporation believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements.  Factors that could cause actual results to differ from those anticipated are discussed in Magellan Gold Corporation’s periodic filings with the Securities and Exchange Commission.

Contacts:

Magellan Gold Corporation

Pierce Carson (505) 463-9223

John Power (707) 884-3766